SUB-ITEM 77K:  Changes in registrant’s certifying accountant

On July 19, 2012, BrookWeiner, L.L.C. was not re-appointed as the independent registered public accounting firm for the ISM Dynamic Growth Fund (f/k/a FMX Growth Allocation Fund), ISM Dynamic Total Return Fund (f/k/a FMX Total Return Fund), Presidio Multi-Strategy Fund and Caritas All-Cap Growth Fund, all of which are series of the Starboard Investment Trust.  BrookWeiner, L.L.C. was previously engaged as the independent registered public accounting firm to audit the Fund’s financial statements.

BrookWeiner, L.L.C. issued reports on the Funds’ financial statements as of May 31, 2012 and May 31, 2011.  Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to not re-appoint BrookWeiner, L.L.C. was approved by the Fund’s Audit Committee and ratified by the Fund’s Board of Trustees.

At no time preceding the decision to not re-appoint BrookWeiner, L.L.C. were there any disagreements with BrookWeiner, L.L.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BrookWeiner, L.L.C., would have caused it to make reference to the subject matter of the disagreements in connection with its report.

At no time preceding the decision to not re-appoint BrookWeiner, L.L.C. did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

The Fund engaged BBD, LLP as its new independent registered public accounting firm on July 19, 2012.  At no time preceding the engagement of BBD, LLP did the Fund consult BBD, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Fund has provided BrookWeiner, L.L.C. with a copy of these disclosures and has requested BrookWeiner, L.L.C. to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.

BROOKWEINER L.L.C.[SM]
Certified Public Accountants • Business Consultants

125 South Wacker Drive • 10th Floor • Chicago, Illinois 60606-4433
Email: bwmail@brookweiner.com • Web: www.brookweiner.com
312.629.0900 • Fax: 312.629.0901

Members of the firm:
Rosanne B. Andersen
Sherwin A. Brook
Gordon M. Johnson
Elwood Kreger
Howard Leon
Donald E. Rattner
Allen D. Sered
David Weinberg
Sheldon Weiner

Robert J. Krawitz
(1942-2002)
Richard A. Sandlow
(1929-2000)

January 29, 2013

Securities and Exchange Commssion
100 F Street, NE
Washington, DC 20549

Dear Sirs/Madams:

We have read Sub-Item 77K of the Form N-SAR dated January 29, 2013 for the ISM Dynamic Growth Fund (f/k/a FMX Growth Allocation Fund), ISM Dynamic Total Return Fund (f/k/a FMX Total Return Fund), Presidio Multi-Strategy Fund and Caritas All-Cap Growth Fund, all of which are series of the Starboard Investment Trust, and we agree with the statements made therein.

Yours truly,